                                                      --------------------------
                                                           OMB APPROVAL
                                                      --------------------------
                         UNITED STATES                OMB Number:   3235-0145
              SECURITIES AND EXCHANGE COMMISSION      Expires: December 31, 2005
                    WASHINGTON, D.C. 20549            Estimated average burden
                                                      hours per response. . . 11
                                                      --------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                 Illumina, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45232710
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 15 Pages

------------------                                            ------------------
CUSIP NO. 45232710                    13G                     PAGE 2 OF 15 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ARCH Venture Fund III, L.P.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                         5          SOLE VOTING POWER

                                            0
        NUMBER OF        -------------------------------------------------------
         SHARES          6          SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                            3,615,299
         EACH            -------------------------------------------------------
       REPORTING         7          SOLE DISPOSITIVE POWER
        PERSON
         WITH                               0
                         -------------------------------------------------------
                         8          SHARED DISPOSITIVE POWER

                                            3,615,299
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,615,299
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  11.13%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN
 -------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 15 Pages

 ------------------                                           ------------------
 CUSIP NO. 45232710                    13G                    PAGE 3 OF 15 PAGES
 ------------------                                           ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ARCH Venture Partners, L.L.C.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                            0
        NUMBER OF         ------------------------------------------------------
         SHARES           6         SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                            3,615,299
          EACH            ------------------------------------------------------
       REPORTING          7         SOLE DISPOSITIVE POWER
        PERSON
         WITH                               0
                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                            3,615,299
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,615,299
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  11.13%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 15 Pages

 ------------------                                           ------------------
 CUSIP NO. 45232710                   13G                     PAGE 4 OF 15 PAGES
 ------------------                                           ------------------

--------------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Steven Lazarus
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                            4,625
         NUMBER OF        ------------------------------------------------------
          SHARES          6         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           3,615,299
          EACH            ------------------------------------------------------
        REPORTING         7         SOLE DISPOSITIVE POWER
         PERSON
          WITH                              4,625
                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                            3,615,299
 -------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,619,924
 -------------------------------------------------------------------------------
 10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
 -------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  11.14%
 -------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 15 Pages

------------------                                            ------------------
CUSIP N0. 45232710                   13G                      PAGE 5 OF 15 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Keith Crandell
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER

                                            4,625
         NUMBER OF        ------------------------------------------------------
          SHARES          6         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           3,615,299
          EACH            ------------------------------------------------------
        REPORTING         7         SOLE DISPOSITIVE POWER
         PERSON
          WITH                              4,625
                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                            3,615,299
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,619,924
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  11.14%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 15 Pages

------------------                                            ------------------
CUSIP NO. 45232710                   13G                      PAGE 6 OF 15 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Robert Nelsen
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                            12,125
         NUMBER OF         -----------------------------------------------------
          SHARES           6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           3,615,299
          EACH             -----------------------------------------------------
        REPORTING          7        SOLE DISPOSITIVE POWER
         PERSON
          WITH                              12,125
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                            3,615,299
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,627,424
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  11.16%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 15 Pages

------------------                                            ------------------
CUSIP NO. 45232710                   13G                      PAGE 7 OF 15 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Clinton Bybee
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]

                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

                                            4,625
         NUMBER OF         -----------------------------------------------------
          SHARES           6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           3,615,299
          EACH             -----------------------------------------------------
        REPORTING          7        SOLE DISPOSITIVE POWER
         PERSON
          WITH                              4,625
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                            3,615,299
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,619,924
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  11.14%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 15 Pages

------------------                                            ------------------
CUSIP NO. 45232710                   13G                      PAGE 8 OF 15 PAGES
------------------                                            ------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer: Illumina, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 9885 Towne Center Dr., San Diego, CA 92121.

Item 2(a).        Names of Persons Filing: ARCH Venture Fund III, L.P.
                  ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c) Citizenship: ARCH Venture Fund III is a limited partnership organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).        CUSIP Number: 45232710

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           ARCH Venture Fund III is the record owner of 3,615,299 shares of Common Stock (the "Record Shares") as of December 31, 2002. As the sole general partner of ARCH Venture Fund III, AVP LLC may be deemed to own the Record Shares. As individual general partners or managing directors of AVP LLC, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2002, Lazarus, Bybee and Crandell are each the record owners of 4,625 shares of Common Stock, and Nelsen is the record owner of 9,625 shares of Common Stock and owns an option that is exercisable to purchase 2,500 shares of Common Stock ("Option Shares").

                              Page 8 of 15 Pages

------------------                                            ------------------
CUSIP NO. 45232710                   13G                      PAGE 9 OF 15 PAGES
------------------                                            ------------------

                 (b)       Percent of class:

                           Each reporting person except the Managing Directors:
                           11.13%. Each of the Managing Directors, excluding
                           Nelsen: 11.14%. Nelsen: 11.16%. The foregoing percentages are calculated based on the 32,490,095 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002 (the "Reported Shares"). Nelsen's percentage is calculated based on 32,482,595 shares, which included the Reported Shares and the Option Shares.

                 (c)       Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote:

                                    0 shares for each Reporting Person except the Managing Directors. 4,625 shares for each of the Managing Directors except Nelsen. 12,125 shares for Nelsen, which includes the Option Shares.

                           (ii) Shared power to vote or to direct the vote:

                                    Each of the Reporting Persons: 3,615,299.

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                    0 shares for each Reporting Person except the Managing Directors. 4,625 shares for each of the Managing Directors except Nelsen. 12,125 shares for Nelsen, which includes the Option Shares.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons: 3,615,299.

                  Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                              Page 9 of 15 Pages

------------------                                           -------------------
CUSIP NO. 45232710                   13G                     PAGE 10 OF 15 PAGES
------------------                                           -------------------

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Section 240.13d-1(b) nor Section 240.13d-1(c).

                              Page 10 of 15 Pages

------------------                                           -------------------
CUSIP NO. 45232710                    13G                    PAGE 11 OF 15 PAGES
------------------                                           -------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                       ARCH VENTURE FUND III, L.P.

                                       By:  ARCH Venture Partners, L.L.C.
                                            its General Partner

                                            By:               *
                                                --------------------------
                                                Steven Lazarus
                                                Managing Director

                                       ARCH VENTURE PARTNERS, L.L.C.

                                            By:             *
                                                --------------------------
                                                Steven Lazarus
                                                Managing Director

                                                    *
                                          ------------------------
                                          Steven Lazarus

                                                    *
                                          ------------------------
                                          Keith Crandell

                                                    *
                                          ------------------------
                                          Robert Nelsen

                                                    *
                                          ------------------------
                                          Clinton Bybee

                                                  * By: /s/ Mark McDonnell
                                                        -----------------------
                                                        Mark McDonnell as
                                                        Attorney-in-Fact

 This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

                              Page 11 of 15 Pages

------------------                                           -------------------
CUSIP NO. 45232710                   13G                     PAGE 12 OF 15 PAGES
------------------                                           -------------------

                                                                       Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Illumina, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 10, 2003

                                       ARCH VENTURE FUND III, L.P.

                                       By:  ARCH Venture Partners, L.L.C.
                                            its General Partner

                                            By:              *
                                                --------------------------
                                                Steven Lazarus
                                                Managing Director

                                       ARCH VENTURE PARTNERS, L.L.C.

                                            By:              *
                                                --------------------------
                                                Steven Lazarus
                                                Managing Director

                                                    *
                                          ------------------------
                                          Steven Lazarus

                                                    *
                                          ------------------------
                                          Keith Crandell

                                                    *
                                          ------------------------
                                          Robert Nelsen

                                                    *
                                          ------------------------
                                          Clinton Bybee

                                                 * By: /s/ Mark McDonnell
                                                       -------------------------
                                                       Mark McDonnell as
                                                       Attorney-in-Fact

This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

                              Page 12 of 15 Pages

------------------                                           -------------------
CUSIP NO. 45232710                    13G                    PAGE 13 OF 15 PAGES
------------------                                           -------------------

                                                                       Exhibit 2

                               POWERS OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 2001.

                                       ARCH VENTURE FUND II, L.P.

                                       By: ARCH Management Partners II, L.P.
                                           its General Partner

                                           By: ARCH Venture Partners, L.P.
                                               its General Partner

                                               By:  ARCH Venture Corporation
                                                    its General Partner

                                                    By: /s/ Steven Lazarus
                                                        -----------------------
                                                        Managing Director

                                       ARCH II PARALLEL FUND, L.P.

                                       By: ARCH Management Partners II, L.P.
                                           its General Partner

                                           By: ARCH Venture Partners, L.P.
                                               its General Partner

                                               By:  ARCH Venture Corporation
                                                    its General Partner

                                                    By:           *
                                                        --------------------
                                                        Steven Lazarus
                                                        Managing Director

                              Page 13 of 15 Pages

------------------                                           -------------------
CUSIP NO. 45232710                    13G                    PAGE 14 OF 15 PAGES
------------------                                           -------------------

                                       ARCH MANAGEMENT PARTNERS II, L.P.

                                       By:  ARCH Venture Partners, L.P.
                                            its General Partner

                                            By:  ARCH Venture Corporation
                                                 its General Partner

                                                 By: /s/ Steven Lazarus
                                                     ----------------------
                                                     Managing Director

                                       ARCH VENTURE PARTNERS, L.P.

                                       By:  ARCH Venture Corporation
                                            its General Partner

                                            By: /s/ Steven Lazarus
                                                ----------------------
                                                Managing Director

                                       ARCH VENTURE CORPORATION

                                       By:  /s/ Steven Lazarus
                                            -------------------------
                                            Managing Director

                                       ARCH VENTURE FUND III, L.P.

                                       By:  ARCH Venture Partners, L.L.C.
                                            its General Partner

                                            By: /s/ Steven Lazarus
                                                -------------------------
                                                Steven Lazarus
                                                Managing Director

                                       ARCH VENTURE PARTNERS, L.L.C.

                                            By: /s/ Steven Lazarus
                                                -------------------------
                                                Steven Lazarus
                                                Managing Director

                                        /s/ Steven Lazarus
                                        -----------------------------
                                            Steven Lazarus

                                        /s/ Keith Crandell
                                        -----------------------------
                                            Keith Crandell

                              Page 14 of 15 Pages

------------------                                           -------------------
CUSIP NO. 45232710                    13G                    PAGE 15 OF 15 PAGES
------------------                                           -------------------

                                        /s/ Robert Nelsen
                                        -----------------------------
                                            Robert Nelsen

                                        /s/ Clinton Bybee
                                        -----------------------------
                                            Clinton Bybee

                              Page 15 of 15 Pages